Exhibit 10.1

November 21, 2016

Martin Koller, M.D.

Re:    Retirement Transition

Marty,

This letter confirms the following in connection with your decision to retire from Prothena Biosciences Inc (the “Company”):

1.
We have requested that you continue to serve as Chief Medical Officer of Prothena Corporation plc and continue your employment with the Company until we hire and appoint a new Chief Medical Officer. You have agreed to do so.

2.
We have requested that you continue your employment with the Company after a new Chief Medical Officer is hired and appointed until December 31, 2017 (the “Transition Period”), to assist with the transition of your responsibilities and other matters as requested by your replacement or me. During the first three months of the Transition Period, we have asked that you remain a full-time employee; thereafter until December 31, 2017, we have asked that you remain as a part-time employee regularly working no less than 30 hours per week. You have agreed to do so.

3.
For so long as you continue to serve as Chief Medical Officer, you will continue to receive the same compensation and participate in the same compensation and benefit plans and arrangements that you currently receive and in which you currently participate; provided that you will not be eligible to receive a bonus for 2017.

4.
During the portion of the Transition Period that you remain a full-time employee, you will continue to be paid a salary at your current annual salary rate of $371,315. During the portion of the Transition Period that you remain a part-time employee, you will be paid a salary at an annual salary rate of $278,486. While you remain an employee, you will continue to be eligible to participate in benefit plans and arrangements generally available to other full-time or part-time employees (as the case may be); provided that you will not be eligible to receive a cash bonus for 2017. Stock options previously granted to you will continue to vest in accordance with their terms while you remain an employee. In according with their terms, any options that are unvested on the date that you cease employment with the Company will immediately terminate, and any options that are vested on that date will remain outstanding until the three-month anniversary of the date your employment ends.

Your employment continues to be “at will.” This means that you and Prothena each have the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment.

Prothena Biosciences Inc
650 Gateway Boulevard
South San Francisco, CA 94010 U.S.A.

You also agree that your decision to retire at the end of the Transition Period does not constitute a Triggering Event under the Company’s Severance Plan (as such term is defined therein) and does not constitute an Involuntary Termination under your Option Award Agreements (as such term is defined therein).

By signing this letter, you acknowledge that it sets out our entire agreement between you and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices regarding the subject of this letter. No amendments to this agreement may be made except in writing signed by a duly authorized representative of the Company.

If this letter accurately describes the circumstances of and your arrangement as you transition to retirement, please sign this letter and return it to me by November 22, 2016.

We thank you for your willingness to continue to provide services to Prothena as you transition to retirement.

Best regards,

/s/ Gene G. Kinney

Gene G. Kinney, Ph.D.
President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Martin Koller
Martin Koller, M.D.
Date: November 21, 2016

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